Exhibit 99.1

Contacts:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

CAREN L. MASON, PRESIDENT & CEO, TO RETIRE FROM QUIDEL IN 2009

SAN DIEGO, Calif., January 5, 2009 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced that Caren L. Mason, its President & CEO, has informed the Board of her intention to retire from Quidel on June 1, 2009.  The Board of Directors of Quidel has initiated a search for her replacement.

“I speak for the full Board of Directors of Quidel Corporation in recognizing Caren Mason for the outstanding leadership and results she has delivered for Quidel,” said Mark A. Pulido, Chairman of the Board of Quidel Corporation.  “In her time with Quidel, she has generated double digit organic revenue growth, expanded operating margins from 2% to 24%, built a strong balance sheet with over $62 million of cash and secured a $120 million credit facility for expansion.  She created the Quidel Value Build, QVB®, premium value program for Quidel which enabled the Company to grow very profitability through clinical and economic validation of its products.  She will be leaving Quidel with strong distributor partnerships, acute care and retail market expansion and new products and technologies in development,” said Pulido.

“I am honored to have had the opportunity to lead Quidel for over four years,” said Caren Mason.   “Quidel is very well positioned for the future and the Board is focusing upon very talented individuals with highly recognized and successful track records in diagnostics.  I am confident that the Board’s succession plan will be enthusiastically received by employees and investors.  I will be leading the company until a successor is named, and I will advise the company through June 1, 2009.  This will be an orderly and very positive succession process,” said Mason.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors and the level of success in our recent distributor incentive programs, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.